Exhibit 5.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 (Amendment No. 1) of DHX Media Ltd. of our report dated June 17, 2014 relating to the combined carve-out financial statements of Epitome Group (comprised of Epitome Pictures Inc., Epitome Studios Inc., Epitome Screen Productions Inc., Epitome Distribution Inc. and PWT Distribution Inc., and a loan receivable from Epitome Group Holdings Inc.), which appears in Exhibit 99.144 to DHX Media Ltd.’s Registration Statement on Form 40-F filed with the Commission on May 28, 2015 and is incorporated by reference in this Registration Statement on Form F-10 (Amendment No. 1).

We also consent to the reference to us under the heading “Legal Matters and Interests of Experts” in this Registration Statement on Form F-10 (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants Toronto, Ontario July 2, 2015